Exhibit 8.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

November 30, 2021

Nu Holdings Ltd.

Floor 4, Willow House, Cricket Square

Grand Cayman, KY1-9010, Cayman Islands

Ladies and Gentlemen:

We are acting as United States counsel to Nu Holdings Ltd., an exempted company organized under the laws of the Cayman Islands with limited liability (the “Company”), in connection with the preparation of the registration statement on Form F-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) with respect to the Company’s Class A ordinary shares to be offered in the Company’s initial public offering (the “Class A ordinary shares”). The Company is filing the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences to U.S. holders of an investment in the Class A ordinary shares is set forth in full under the caption “Taxation—U.S. Federal Income Tax Considerations” in the Prospectus.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States.

We hereby consent to the use of our name under the caption “Taxation—U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter.

In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP